Exhibit 10.19
IBOTTA, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made by and between Ibotta, Inc., a Delaware corporation (the “Company”), and David Shapiro (“Executive”), effective as of the Effective Date, as defined in Section 7 below.
This Agreement provides certain protections to Executive in connection with an involuntary termination of Executive’s employment with the Company Group under the circumstances described in this Agreement, including in connection with a change in control of the Company. Certain capitalized terms used in this Agreement are defined in Section 7 below.
The Company and Executive agree as follows:
1Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. No payments, benefits, or provisions under this Agreement will confer upon Executive any right to continue Executive’s employment with the Company Group, nor will they interfere with or limit in any way the right of the Company Group or Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.
3Severance Benefits.
(a)Qualifying Non-CIC Termination. In the event of a Qualifying Non-CIC Termination, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:
(i)Salary Severance. A single, lump sum, cash payment equal to 100% of Executive’s Salary.
(ii)Bonus Severance.
(1)A single, lump sum, cash payment equal to 100% of Executive’s Target Bonus for the calendar year in which the Qualifying Non-CIC Termination occurs multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the calendar year in which his termination occurred and the denominator of which is 365; provided, however, that if the termination occurs within the first twelve months following Executive’s first day of employment with the Company, the numerator will equal 365.
(2)If the Qualifying Non-CIC Termination (or, following an IPO: Executive’s termination due to death or Disability) occurs following the end of a performance period to which a cash performance incentive or bonus (“Cash Performance

Incentive”) relates and before payments with respect to such performance period have been paid to Executive by the Company, Executive will receive, in addition to the payment in Section 3(a)(ii)(1), a lump sum cash payment equal to the Cash Performance Incentive Executive would have otherwise been paid had Executive remained employed by the Company through the date required to receive such Cash Performance Incentive.
(iii)COBRA Severance.    Subject to Executive timely electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and further subject to Section 5(d), Executive will receive Company-paid group health, dental and vision coverage for Executive and any of Executive’s eligible dependents, as applicable (the “COBRA Severance”), following the Qualifying Non-CIC Termination until the earliest of: (A) 12 months following the date of the Qualifying Non-CIC Termination, (B) the date on which Executive and Executive’s eligible dependents (as applicable) become covered under similar plans, or (C) the expiration of Executive’s (and any of Executive’s eligible dependents’, as applicable) eligibility for continuation coverage under COBRA.
(b)Qualifying CIC Termination. In the event of a Qualifying CIC Termination, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:
(i)Salary Severance. A single, lump sum, cash payment equal to 150% of Executive’s Salary.
(ii)Bonus Severance.
(1)A single, lump sum, cash payment equal to 150% of Executive’s Target Bonus for the calendar year in which the Qualifying CIC Termination occurs multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the calendar year in which his termination occurred and the denominator of which is 365.
(2)If the Qualifying CIC Termination (or, following an IPO, Executive’s termination due to death or Disability) occurs following the end of a performance period to which a Cash Performance Incentive relates and before payments with respect to such performance period have been paid to Executive by the Company, Executive will receive, in addition to the payment in Section 3(b)(ii)(1), a lump sum cash payment equal to the Cash Performance Incentive Executive would have otherwise been paid had Executive remained employed by the Company through the date required to receive such Cash Performance Incentive.
(iii)COBRA Severance.    Subject to Executive timely electing continuation coverage under COBRA and further subject to Section 5(d), Executive will receive COBRA Severance until the earliest of: (A) 18 months following the date of the Qualifying CIC Termination, (B) the date on which Executive and Executive’s eligible dependents (as applicable) become covered under similar plans, or (C) the expiration of Executive’s (and any of

Executive’s eligible dependents’, as applicable) eligibility for continuation coverage under COBRA.
(iv)Vesting Acceleration of Service-based Equity Awards. Vesting acceleration of 100% of any Equity Awards that are outstanding and unvested as of the date of the Qualifying CIC Termination For the avoidance of doubt, in the event of a Potential Qualifying CIC Termination, any then outstanding and unvested portion of Executive’s Awards will remain outstanding (and unvested) until the earlier of (x) 3 months following the Potential Qualifying CIC Termination, or (y) a Change in Control that occurs within 3 months following the Potential Qualifying CIC Termination, solely so that any benefits due on a Qualifying CIC Termination can be provided if the termination of Executive’s employment with the Company Group constitutes a Qualifying CIC Termination (provided that in no event will Executive’s stock option Awards or similar Awards remain outstanding beyond the Award’s maximum term to expiration). Unless otherwise provided in any particular award agreement or notice governing an Award of Executive, if no Change in Control occurs within 3 months following a Potential Qualifying CIC Termination, any unvested portion of Executive’s Awards automatically and permanently will be forfeited on the date 3 months following the date of the Potential Qualifying CIC Termination without having vested. In the event of conflict between this paragraph and the vesting provisions of any award agreements or notices governing Executive’s Equity Awards, the provisions of this paragraph shall control.
(c)Termination Other Than a Qualifying Termination. If the termination of Executive’s employment does not constitute a Qualifying Termination, then Executive will not be entitled to receive any severance or other benefits in connection with such termination except for those, if any, as may then be established under the applicable Company Group member’s then existing severance and benefits plans or programs.
(d)Non-duplication of Payment or Benefits. For purposes of clarity, in the event that, within 3 months after a Qualifying Non-CIC Termination, a Change in Control occurs (resulting in the termination of Executive’s employment with the Company Group constituting a Qualifying CIC Termination), any severance payments and benefits to be provided to Executive under Section 3(b) will be reduced by any amounts that already were provided to Executive under Section 3(a). Unless otherwise agreed to in writing between Executive and the Company, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Equity Awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any Company Group member is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.
(e)Death of Executive. In the event of Executive’s death before all payments or benefits Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to Executive’s designated beneficiary, if living, or otherwise to Executive’s estate or personal representative in accordance with the terms of this Agreement.

(f)Transfer Between Members of the Company Group. For purposes of this Agreement, if Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.
4Accrued Compensation. On any termination of Executive’s employment with the Company Group, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company Group-provided plans, policies, and arrangements.
5Conditions to Receipt of Severance.
(a)Separation Agreement and Release of Claims. Executive’s receipt of any severance payments or benefits upon a Qualifying Termination under Section 3 is subject to Executive (or Executive’s estate or legal representative (as the case may be)) signing and not revoking the Company’s then standard separation agreement and release of claims with the Company (the “Release”), which must be provided to Executive by Company within three (3) business days of a Qualifying Termination, and must become effective and irrevocable no later than the 60th day following the date of the Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to severance payments or benefits under Section 3.
(b)Return of Company Group Property. Executive’s receipt of any severance payments or benefits upon Executive’s Qualifying Termination under Section 3 is subject to Executive returning all documents and other property provided to Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with his employment with the Company Group, or otherwise belonging to the Company Group.
(c)Payment Timing. Any lump sum cash severance payments under Section 3 relating to salary severance and any bonus severance will be provided to Executive on the first regularly scheduled payroll date of the applicable Company Group member following the date the Release becomes effective and irrevocable, except with respect to Cash Incentive Payments provided for in Section 3(a)(ii)(2) or Section 3(b)(ii)(2), which will be paid at the same time related Cash Incentive Payments are paid to senior executives of the Company generally, in any such case, subject to any delay required by Section 5(e) below. Any Equity Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (“Full Value Awards”) that accelerate vesting under Section 3(b)(iv) will be settled, subject to any delay required by Section 5(e) below (or the terms of the Full Value Award agreement or other plan, policy, or arrangement of a Company Group member governing the settlement timing of the Full Value Award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable), (i) on a date within 10 days following the date the Release becomes effective and irrevocable with respect to acceleration of vesting pursuant to Section 3(b)(iv) in connection with a Qualifying CIC Termination that occurs on or following the applicable Change in Control, or (ii) in the event of a Qualifying CIC

Termination that occurs prior to a Change in Control, as of immediately before the completion of the Change in Control as to that portion of the Full Value Awards that have not yet vested. Any Equity Awards that are not Full Value Awards (“Fair Market Value Awards”) that accelerate vesting under Section 3(b)(iv) will accelerate and be able to be exercised (i) immediately upon the Release becoming effective and irrevocable with respect to Fair Market Value Awards that have accelerated pursuant to Section 3(b)(iv) in connection with a Qualifying CIC Termination that occurs on or following the applicable Change in Control, or (ii) in the event of a Qualifying CIC Termination that occurs prior to a Change in Control, immediately before the completion of the Change in Control as to that portion of the Fair Market Value Awards that have not yet vested, and in any event subject to the Award agreement applicable to each such Award.
(d)COBRA Severance Limitations. If the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA Severance, subject to any delay required by Section 5(e) below, the Company will provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of the Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Severance for Executive and any eligible dependents of Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (i) the date upon which Executive obtains other employment, or (ii) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Severance period set forth in clause (A) of Section 3(a)(iii) or Section 3(b)(iii), as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Replacement Payments or any further COBRA Severance.
(e)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of

Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.
(i)Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 5(e).
(ii)Notwithstanding any provisions to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then any payments or benefits under this Agreement that constitute Deferred Payments payable within the first 6 months after Executive’s separation from service instead will be payable on the date 6 months and 1 day after Executive’s separation from service; provided that in the event of Executive’s death within such 6-month period, any payments delayed by this subsection (ii) will be paid to Executive in a lump sum as soon as administratively practicable after the date of Executive’s death. To the extent that Executive is not a specified employee but Executive’s Qualifying Termination occurs at a time during the year whereby the Release Deadline Date will occur in the year immediately following the year in which the Qualifying Termination occurs, then any payments or benefits under this Agreement that constitute Deferred Payments that otherwise would be payable prior to the Release Deadline Date instead will be paid on the first regularly scheduled payroll date of the applicable Company Group member following the Release Deadline Date.
(iii)The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
6Limitation on Payments.
(a)Reduction of Severance Benefits. If any payment or benefit that Executive would receive from any member of the Company Group or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any of those payments of personal tax liability.
(b)Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, any determinations required under this Section 6 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 6. The Company will have no liability to Executive for the determinations of the Firm.
7Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)“Award” means stock options, any other Award (as such term is defined in the Company’s 2011 Equity Incentive Plan) and other equity awards covering shares of Common Stock granted to Executive whether or not granted under the 2011 Equity Incentive Plan.
(b)“Board” means the Company’s Board of Directors.

(c)“Cause” means Executive’s: (i) gross neglect or willful material breach of Executive’s fiduciary duties, principal employment responsibilities or duties or of the Company’s applicable codes of conduct and policies, (ii) being convicted of, or a guilty plea or no contest plea to, any felony (other than a law rule or regulation relating to a traffic violation or other similar offense that has no material, adverse effect on the Company), (iii) Executive’s material breach of any noncompetition or confidentiality covenant between Executive and the Company, (iv) Executive’s fraudulent conduct in the course of Executive’s employment with the Company as determined by a court of competent jurisdiction, or (v) the material breach by Executive of any other obligation which continues uncured for a period of 30 days after notice thereof by the Company or any of its affiliates and which is demonstrably injurious to the Company or its affiliates.
(d)“Change in Control” means the first occurrence of any of the following events on or after the Effective Date:
(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control, (B) any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control, and (C) the implementation (in connection with the contemplated initial public offering of the Company) of a dual class stock structure under which Executive and his affiliates will hold over 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(e)“Change in Control Period” means the period beginning on the date 3 months prior to a Change in Control and ending on (and inclusive of) the date that is the 1-year anniversary of a Change in Control.
(f)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)“Common Stock” means a class of Company common stock.
(h)“Company Group” means the Company and its subsidiaries.

(i)“Confidentiality Agreement” means the At-Will Employment, Trade Secrets, Invention Assignment, and Arbitration Agreement dated February 10, 2024 by and between Executive and the Company.
(j)“Direct Listing” means the consummation of the direct listing or direct placement of Common Stock in a publicly traded exchange, as a result of or following which the Common Stock will be publicly held and listed on a Stock Exchange.
(k)“Director” means a member of the Board.
(l)“Disability” means total and permanent disability as defined in Code Section 22(e)(3).
(m)“Effective Date” means the day this Agreement has been executed by both the Company and Executive.
(n)“Employment Agreement” means Executive’s offer letter with the Company dated February 21, 2024.
(o)“Equity Awards” means Awards that, as of (i) in the case of a Qualifying Non-CIC Termination, the date of the Qualifying Non-CIC Termination, or (ii) in the case of a Qualifying CIC Termination, the later of (A) the date of the Qualifying Termination or (B) immediately prior to the Change in Control, are held by Executive and subject to continued service-based vesting criteria, but not subject to the achievement of any performance-based or other similar vesting criteria.
(p)“Good Reason” means Executive’s termination of Executive’s employment with the Company within 30 days following the end of the Company’s Cure Period (as defined below) as a result of the occurrence of any of the following without Executive’s written consent: (i) a material diminution in Executive’s base salary; (ii) the assignment to Executive of duties that are materially inconsistent with Executive’s duties that results in a material diminution of Executive’s authority, duties and responsibilities with the Company in effect immediately prior to such assignment and, if following a Change in Control, Executive not serving as the Chief Legal Officer of the ultimate parent corporation in a control group of corporations that includes the Company or its successor (other than as the result of his voluntary resignation not at the request of the Company or its successor or its parent) shall be deemed to constitute a material diminution in Executive’s authority, duties and responsibilities constituting grounds for a Good Reason termination; (iii) a change in Executive’s reporting position such that Executive no longer reports directly to the Chief Executive Officer of the parent corporation in a group of controlled corporations; (iv) a material diminution in Executive’s authority, responsibilities, or job title; or (v) a material change in the location of Executive’s primary place of work to a location more than 30 miles from Executive’s primary place of work immediately prior to such change and that is further from Executive’s residence; provided, however, that Executive must provide written notice to the Company of the condition that could constitute a “Good Reason” event within 60 days following the initial existence of such condition and such condition must not have been remedied by the Company within 30 days (the “Cure Period”) of such written notice. To the extent Executive’s primary work location is Executive’s residence due to a shelter-in-place order or work-from-home arrangement that applies to Executive, Executive’s primary place of work, from which a change in location under the foregoing clause (iv) will be measured, will be considered to be the Company’s office location where Executive’s employment with the Company primarily was or would have been or would have been based immediately prior to the commencement of such shelter-in-place order or work-from-home arrangement.
(q)“IPO” means an Underwritten Offering, a Direct Listing, or a SPAC IPO.
(r)“Potential Qualifying CIC Termination” means a termination of Executive’s employment with the Company that would constitute a Qualifying CIC Termination if Change in Control occurs within 3 months following such termination.
(s)“Qualifying CIC Termination” means a termination of Executive’s employment with the Company Group during the Change in Control Period either (i) by a Company Group member without Cause and, following an IPO, other than due to Executive’s death or Disability, or (ii) by Executive for Good Reason.
(t)“Qualifying Non-CIC Termination” means a termination of Executive’s employment with the Company Group (i) outside the Change in Control Period either (A) by a Company Group member without Cause and, following an IPO, other than due to Executive’s death or Disability, or (B) by Executive for Good Reason; or (ii) at any time prior to an IPO by reason of Executive’s death or Disability.
(u)“Qualifying Termination” means a Qualifying Non-CIC Termination or a Qualifying CIC Termination.
(v)“Salary” means Executive’s annual base salary in effect immediately prior to Executive’s Qualifying Termination (or, if the termination is due to a resignation for Good Reason based on a material reduction in Executive’s base salary, then Executive’s annual base salary in effect immediately prior to the reduction) or, if Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, Executive’s annual base salary in effect immediately prior to the Change in Control.
(w)“Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
(x)“SPAC IPO” means the Company’s completion of a merger or consolidation with a special purpose acquisition company or its subsidiary in which the shares (or similar securities) of the surviving or parent entity are listed on a Stock Exchange.
(y)“Stock Exchange” means an established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global

Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, or other reputable and internationally recognized foreign exchange.
(z)“Target Bonus” means Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to Executive’s Qualifying Termination or, if Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to the Change in Control.
(aa)“Underwritten Offering” means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, and the rules and regulations thereunder, covering the offer and sale by the Company of Common Stock, as a result of or following which the equity securities will be publicly held and listed on a Stock Exchange.
8Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
9Notice.
(a)General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier, or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (A) if to Executive, at the address Executive will have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

Ibotta, Inc.
1801 California St #400
Denver, CO 80202
Attention: Chief Executive Officer
(b)Notice of Termination. Any termination of Executive’s employment by the Company for Cause will be communicated by a notice of termination of Executive’s employment to Executive, and any termination by Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a). The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).
10Resignation. The termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates, and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.
11Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that Executive may receive from any other source except as specified in Sections 3(d), 5(e) and 6.
(b)Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than Executive) and by Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. Headings are provided herein for convenience only and will not serve as a basis for interpretation or construction of this Agreement.
(d)Entire Agreement. This Agreement, the Confidentiality Agreement, the Employment Agreement, the Company’s 2011 Equity Incentive Plan or any future equity plans adopted by the Company under which Awards are granted, and the award agreements thereunder governing Executive’s Awards constitute the entire agreement of the parties and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement.
(e)Governing Law. This Agreement will be governed by the laws of the State of Colorado but without regard to the conflict of law provision. Any lawsuit arising out of or in any way related to this Agreement to the parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Denver County in the State of Colorado.
(f)Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.
(g)Withholding. The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(h)Survival. This Agreement will survive and remain in full force and effect after the final date of the performance period, but only to the extent that obligations existing as of such date have not been fully performed or by their nature would be intended to survive such date.
(i)Counterparts. This Agreement may be executed in counterparts (including by electronic means), each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures delivered by PDF shall be effective for all purposes.
[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY

IBOTTA, INC.

/s/ Marisa Daspit
Marisa Daspit

	Title:	Chief People Officer

	Date:	2/11/2024 | 15:04 MST

EXECUTIVE

/s/ David Shapiro
/s/ David Shapiro

	Date:	2/10/2024 | 19:10 MST